Exhibit 10.1

[JAZZ PHARMACEUTICALS LETTERHEAD]

February 6, 2019

Suzanne Sawochka Hooper
Jazz Pharmaceuticals
3170 Porter Drive
Palo Alto, CA 94304

Re:    Transition Employment Terms
Dear Suzanne:
We are writing to memorialize your transition employment terms related to your decision to resign from your employment with Jazz Pharmaceuticals, Inc. (the “Company”).

•
General Counsel Role:  You will continue in your role of EVP and General Counsel on a full-time basis through February 28, 2019. Effective as of March 1, 2019, you will: (i) step down from your General Counsel role and from the Executive Committee; (ii) cease to be a Section 16 officer of Jazz Pharmaceuticals plc; and (iii) cease to be a director or officer of the Company or any of its affiliates. Your employment will continue in a transition period at half-time status (as discussed further below) until your employment ends on June 3, 2019, or a later date upon mutual agreement of you and the Company.

•
Transition Employment Terms: Effective beginning March 1 and continuing through your employment end date, your job title will be “Special Projects” reporting to Bruce, and you will be reclassified to half-time status (a regular work schedule of approximately 20 hours per week). Your base salary will be reduced to fifty percent (50%) of full-time, and your vacation accrual also will be prorated to fifty percent. You will remain eligible for regular employee benefits, and your equity awards will continue to vest in accordance with their vesting schedules. During the period from March 1 through June 3, we expect that you generally will be using your accrued vacation at a rate of four (4) hours per day, other than for time during which you provide transition services to the Company.

•
2018 Cash Bonus:  Because your employment is expected to continue through the March 4, 2019 scheduled payment date for 2018 bonuses, you will be eligible for receipt of a 2018 cash bonus through the normal annual bonus cycle. You will not be eligible for new equity awards or a salary increase due to your planned departure from the Company.

Your other terms and conditions of employment will remain in effect.
If your understanding of your transition employment terms is consistent with this letter, please sign and date this letter in the space provided below and return it to me at your earliest convenience. Let me know if you have any questions.

February 6, 2019
Suzanne Sawochka Hooper

Bruce, and the rest of the Executive Committee, are very appreciative of your valuable contributions to the Company’s success and we look forward to continuing to work with you through your transition period.
We wish you the very best on the next chapter of your life!
Sincerely,
JAZZ PHARMACEUTICALS, INC.
By:    /s/ Heidi Manna
Heidi Manna
Chief Human Resources Officer
REVIEWED, UNDERSTOOD, AND AGREED:
    /s/ Suzanne Hooper
Suzanne Sawochka Hooper

        06-Feb-2019
Date

2